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                                                                     EXHIBIT 8.2

[LOGO OF FINPRO]

                           [LETTERHEAD APPEARS HERE]

September 17, 1998

Board of Trustees
Oneida Financial Corp.
The Oneida Savings Bank
182 Main Street
Oneida, New York 13421-1676

Dear Board Members:

All capitalized terms not otherwise defined in this letter have the meanings given such terms in the Plan of Reorganization adopted by the Board of Trustees of The Oneida Savings Bank (the "Bank"), whereby the Bank will convert from a New York chartered mutual savings bank to a New York chartered stock savings bank and issue all of the Bank's stock to Oneida Financial Corp. (the "Holding Company"). Simultaneously, the Holding Company will issue shares of common stock.

We understand that in accordance with the Plan of Reorganization, Subscription Rights to purchase shares of the Bank's Common Stock in the Holding Company are to be issued to (i) Eligible Account Holders, (ii) Tax-Qualified Employee Plans,
(iii) Supplemental Eligible Account Holders, and (iv) employees, officers, and trustees. Based solely on our observation that the Subscription Rights will be available to such Recipients without cost, will be legally non-transferable and of short duration, and will afford such parties the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Community Offering, but without undertaking any independent investigation of state or federal law or the position of the Internal Revenue Service with respect to this issue, we are of the opinion that:

          (1)  the Subscription Rights will have no ascertainable market value;
               and

          (2) the price at which the Subscription Rights are exercisable will not be more or less than the pro forma market value of the shares upon issuance.

Changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the Bank's value alone. Accordingly, no assurance can be given that persons who subscribe to shares of Common Stock in the Reorganization will thereafter be able to buy or sell such shares at the same price paid in the Subscription Offering.


                                        Very Truly Yours,
                                        FinPro, Inc.

                                        /s/ Donald J. Musso

                                        Donald J. Musso
                                        Director